UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 23, 2006
(Date of earliest event reported)

_________________________

TRANSACTION SYSTEMS ARCHITECTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

224 South 108th Avenue,
Omaha, Nebraska 68154
(Address of principal executive offices, including zip code)

(402) 334-5101
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure, Election, or Appointment of Directors or Officers.

On May 23, 2006, the Board of Directors (the “Board”) of Transaction Systems Architects, Inc. (the “Company”) increased the number of directors from six to seven and elected John M. Shay, Jr. to serve as an independent director. Mr. Shay will serve until the 2007 Annual Meeting of Stockholders and thereafter, until his successor is duly elected and qualified. Mr. Shay will also serve as a member of the Board’s audit committee.

Mr. Shay, a certified public accountant, retired from Ernst & Young, a Big 4 accounting firm offering audit, business advisory and tax services, in March 2006. Mr. Shay’s employment with Ernst & Young included service as the director of audit as well as managing partner of the New Orleans office, and as a leader in their audit quality review program. Mr. Shay joined Ernst & Young in 1972 and was admitted to the partnership in 1984. Mr. Shay also served as an adjunct auditing professor in the graduate business program at Tulane University for ten years, resigning last year. Mr. Shay is 58 years old.

There is no agreement or understanding between Mr. Shay and any other person pursuant to which Mr. Shay was appointed to the Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence which conform to the independence requirements in the National Association of Securities Dealers listing standards. Mr. Shay is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.
Date: May 30, 2006	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes Senior Vice President, General Counsel and Secretary